UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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XL CAPITAL LTD

(Name of Registrant as Specified in Its Charter)

Not Applicable

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XL CAPITAL LTD
____________________

NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF CLASS A ORDINARY SHARES
TO BE HELD ON APRIL 28, 2006
____________________

Hamilton, Bermuda

March 24, 2006

TO THE HOLDERS OF CLASS A ORDINARY SHARES OF XL CAPITAL LTD:

     Notice is hereby given that the Annual General Meeting of holders (the “Shareholders”) of Class A Ordinary Shares of XL Capital Ltd (the “Company”) will be held at the principal executive offices of the Company, located at XL House, One Bermudiana Road, Hamilton HM 11, Bermuda, on Friday, April 28, 2006 at 8:30 a.m. local time for the following purposes:

1.	To elect three Class II Directors to hold office until 2009;

2.	To ratify the appointment of PricewaterhouseCoopers LLP, New York, New York, to act as the independent registered public accounting firm of the Company for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record, as shown by the transfer books of the Company at the close of business on March 15, 2006, are entitled to receive notice of and to vote at the Annual General Meeting.

     PLEASE VOTE YOUR PROXY BY TELEPHONE, INTERNET OR MAIL AS DIRECTED ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2 IN THE PROXY.

By Order of the Board of Directors,

Kirstin Romann Gould
Secretary

XL CAPITAL LTD
____________________

PROXY STATEMENT

FOR

THE ANNUAL GENERAL MEETING OF HOLDERS OF CLASS A ORDINARY SHARES

TO BE HELD ON APRIL 28, 2006
____________________

     The accompanying proxy is solicited by the Board of Directors of XL Capital Ltd (the “Company”) to be voted at the Annual General Meeting of holders (the “Shareholders”) of the Company’s Class A Ordinary Shares (the “Shares”) to be held on April 28, 2006 and any adjournments thereof.

     When such proxy is properly executed and returned, the Shares of the Company it represents will be voted at the meeting on the following: (1) the election of the three nominees for Class II Directors identified herein, (2) the ratification of the appointment of PricewaterhouseCoopers LLP, New York, New York (the “Independent Auditor”), to act as the independent registered public accounting firm of the Company for the year ending December 31, 2006, and (3) such other business as may properly come before the meeting or any adjournments thereof.

     Any Shareholder giving a proxy has the power to revoke it prior to its exercise by giving notice of such revocation to the Secretary of the Company in writing at XL House, One Bermudiana Road, Hamilton, HM 11, Bermuda, by attending and voting in person at the Annual General Meeting or by executing a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the votes are taken.

     Shareholders of record as of the close of business on March 15, 2006 will be entitled to vote at the Annual General Meeting. As of March 15, 2006, there were 179,579,260 outstanding Shares entitled to vote at the Annual General Meeting, with each Share entitling the holder of record thereof to one vote at the Annual General Meeting (subject to certain limitations set forth in the Company’s Articles of Association—see “Beneficial Ownership”).

     This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to Shareholders on or about March 24, 2006.

     Other than the approval of the minutes of the 2005 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the Notice of Meeting. If any such matter comes before the Annual General Meeting, including any Shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

     The election of each nominee for Director and the ratification of the appointment of the Auditor referred to in Item 2 above require the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of one or more Shareholders present in person or by proxy holding at least fifty percent (50%) of the issued and outstanding Shares entitled to vote at the Annual General Meeting). Shares owned by Shareholders electing to abstain from voting with respect to any proposal and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting with respect to the elections of nominees for Director or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of the proposals to elect directors or to ratify the appointment of the Auditors.

BENEFICIAL OWNERSHIP

     The following table sets forth certain information with respect to each person or group that, as of March 15, 2006, was, to the Company’s knowledge, the beneficial owner of more than 5% of the Company’s outstanding Shares. There were 179,579,260 Shares outstanding as of March 15, 2006. The table is based upon information contained in filings with the Securities and Exchange Commission (the “SEC”).

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial Ownership (1)		Percent of Class

FMR Corp.	17,699,994	(2)	9.99%
82 Devonshire Street, Boston, MA 02109

Barrow, Hanley, Mewhinney & Strauss, Inc.	14,136,770	(3)	8.10%
2200 Ross Avenue, 31st Floor, Dallas, TX 75201

Capital Research and Management Company	13,984,220	(4)	8.00%
333 South Hope Street, Los Angeles, CA 90071

AXA Assurances I.A.R.D. Mutuelle, AXA Assurances	13,790,668	(5)	7.90%
Vie Mutuelle and AXA Courtage Assurance Mutuelle,
26, rue Drouot, 75009, Paris, France; AXA, 25, avenue
Matignon, 75008, Paris, France; AXA Financial, Inc.,
1290 Avenue of the Americas, New York, NY 10104

Franklin Resources, Inc.	13,412,517	(6)	7.50%
One Franklin Parkway, San Mateo, CA 94403-1906

Lord, Abbett & Co. LLC	9,736,401	(7)	5.05%
90 Hudson Street, Jersey City, NJ 07302

(1)	Each Share has one vote, except that if, and for so long as, the votes conferred by the Controlled Shares (as hereinafter defined) of any person constitute 10% or more of the votes conferred by the issued Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in the Company’s Articles of Association. “Controlled Shares” include, among other things, all Shares that a person (as defined in the Company’s Articles of Association) owns directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Exchange Act or Section 958 of the Internal Revenue Code of 1986, as amended).

(2)	Represents 1,373,061 Shares with sole voting power; also represents 17,699,994 Shares with sole dispositive power.

(3)	Represents 3,708,271 Shares with sole voting power and 10,428,499 Shares with shared voting power; also represents 14,136,770 Shares with sole dispositive power.

(4)	Represents 5,147,800 Shares with sole voting power; also represents 13,984,220 Shares with sole dispositive power and includes (i) 542,640 Shares resulting from the assumed conversion of 2,040,000 6.50% Equity Security Units issued by the Company in March 2004 and expiring May 15, 2007; and (ii) 899,580 Shares resulting from the assumed conversion of 2,900,000 7.00% Equity Security Units issued by the Company in December 2005 and expiring February 15, 2009.

(5)	Represents 9,404,474 Shares with sole voting power and 1,216,186 Shares with shared voting power; also represents 13,784,906 Shares with sole dispositive power and 5,762 Shares with shared dispositive power.

(6)	Represents 12,814,071 Shares with sole voting power; also represents 13,385,886 Shares with sole dispositive power and 26,631 Shares with shared dispositive power.

(7)	Represents 9,736,401 Shares with sole voting power; also represents 9,736,401 Shares with sole dispositive power.

BOARD OF DIRECTORS

     The Company’s Articles of Association provide that the Board of Directors (sometimes referred to herein as the “Board”) shall be divided into three classes, designated “Class I”, “Class II” and “Class III”, with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

     The term of office for each Director in Class I expires at the 2008 Annual General Meeting; the term of office for each Director in Class II expires at the 2006 Annual General Meeting; and the term of office for each Director in Class III expires at the 2007 Annual General Meeting of the Company. At each Annual General Meeting, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

     In 2005, there were nine meetings of the Board and all incumbent Directors attended at least 75% of such meetings and of the meetings held by all committees of the Board of which they were a member. Formal meetings of the Board and Board committees are supplemented periodically by informational meetings. In 2005, five such informational meetings of the Board were held. The Company expects Directors to attend the Annual General Meeting and eleven of our then Directors attended the 2005 Annual General Meeting.

     In connection with each regularly scheduled meeting of the Board, the non-management Directors meet in executive session without any member of management in attendance. In addition, the independent Directors meet as a group at least annually. Mr. Weiser and, in his absence, Dr. Parker were selected by the independent Directors to preside at such executive sessions of the Board. The Board considers annually the selection of an independent Director to serve as presiding Director at executive sessions of non-management Directors.

Independence Standards

     The Board has adopted categorical standards to assist it in making determinations as to whether Directors have any material relationships with the Company for purposes of determining independence under the listing standards of the New York Stock Exchange (the “NYSE”) and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The standards are attached as Appendix A to this Proxy Statement. The Board of Directors determined in March 2006 that each of Messrs. Comey, Mauriello, Thornton, McQuade, Senter and Rance and Drs. Parker and Thrower is independent in accordance with such categorical standards.

Code of Conduct

     The Company has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s Directors, officers (including the Chief Executive Officer) and employees. The Company has also adopted a Code of Ethics for XL Senior Financial Officers applicable to the Company’s chief financial officer, controller and other persons performing similar functions. The Company will post on its website at www.xlcapital.com any amendment to or waiver under the Code of Business Conduct and Ethics or the Code of Ethics for XL Senior Financial Officers granted to any of its Directors or executive officers.

Website Access to Governance Documents

     The Company’s Director Independence Standards, Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for XL Senior Financial Officers, the charters for the Audit Committee, Compensation Committee and Nominating & Governance Committee, and other Company ethics and governance materials are available free of charge on the Company’s website at www.xlcapital.com or by writing to Investor Relations, XL Capital Ltd, XL House, One Bermudiana Road, Hamilton HM 11, Bermuda.

Committees

     The Board has established an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, a Finance Committee and a Public Affairs Committee. Each member of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee is independent as independence for members of a company’s audit committee, compensation committee or nominating/governance committee, as the case may be, is defined in the NYSE listing standards and Rule 10A-3 promulgated under the Exchange Act, as applicable. Each member of the Public Affairs Committee is independent (as defined in the NYSE listing standards).

Audit Committee

     The Audit Committee’s primary purpose is to assist in the Board’s oversight of the integrity of the Company’s financial statements, including its system of internal controls, the Independent Auditor’s qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Auditor in preparing or issuing an audit report or performing other audit, review or attestation services for the Company. Messrs. Thornton (Chairman), Comey, McQuade, Rance, Senter and Dr. Thrower comprise the Audit Committee. The Audit Committee met seven times during 2005 and held eight informational meetings in 2005. On February 24, 2006, the Board elected Mr. Mauriello as a member of the Audit Committee. The Board has determined that each of Messrs. Mauriello, McQuade, Senter and Thornton is an “audit committee financial expert” (as that term is defined in Item 401(h) of Regulation S-K).

Compensation Committee

     The Compensation Committee reviews the performance and compensation of the Chairman, the Chief Executive Officer and other senior executives and has overall responsibility for approving and evaluating compensation and benefit plans of the Company. Messrs. Comey (Chairman), McQuade and Weiser comprise the Compensation Committee. The Compensation Committee met six times during 2005 and held two informational meetings in 2005.

Nominating & Governance Committee

     The Nominating & Governance Committee makes recommendations to the Board as to nominations for the Board and Board committee memberships and compensation for Board and Board committee members, as well as structural, governance and procedural matters. The Nominating & Governance Committee also reviews the performance of the Board and the Company’s succession planning. Messrs. Weiser (Chairman) and Drs. Parker and Thrower comprise the Nominating & Governance Committee. The Nominating & Governance Committee met six times during 2005 and held one informational meeting in 2005. On February 24, 2006, the Board elected Mr. Mauriello as a member of the Nominating & Governance Committee.

Identifying and Evaluating Nominees

     The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating & Governance Committee utilizes third-party search firms and considers recommendations from Board members, management and others, including Shareholders. In general, the Nominating & Governance Committee looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities. Mr. Mauriello was recommended to the Nominating & Governance Committee as a potential nominee for Director by Mr. Esposito.

Nominees Recommended by Shareholders

     The Nominating & Governance Committee will consider, for Director nominees, persons recommended by Shareholders, who may submit recommendations to the Nominating & Governance Committee in care of the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 11, Bermuda. To be considered by the Nominating & Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by Shareholders to the Nominating & Governance Committee will be evaluated in the same manner as any other nominee for Director. Nominations by Shareholders may also be made at an Annual General Meeting in the manner set forth under “Shareholder Proposals for 2007 Annual General Meeting.”

Finance Committee

     The Finance Committee establishes and recommends the financial policies of the Company and reviews the Company’s capital structure, issuances of securities, dividend policy, mergers, acquisitions and divestitures, significant strategic investments, overall investment policy and performance, and annual business plan and budget. Messrs. Esposito (Chairman), O’Hara, Senter, Thornton and Weiser and Dr. Parker comprise the Finance Committee. The Finance Committee met six times during 2005 and held three informational meetings in 2005.

Public Affairs Committee

     The Public Affairs Committee reviews the Company’s policies and programs that relate to public issues of significance to the Company and the public at large, the Company’s relationship with external constituencies and the non-financial issues that impact the Company. The Public Affairs Committee also oversees the Company’s program of charitable giving. Messrs. Rance (Chairman) and Weiser and Dr. Parker comprise the Public Affairs Committee.

The Public Affairs Committee met twice during 2005.

Communications with Members of the Board of Directors and its Committees

     Shareholders and other interested persons may communicate directly with one or more Directors (including the presiding Director or all non-management Directors as a group) by writing to them in care of the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 11, Bermuda and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than communications that are advertisements or other commercial solicitations or communications.

Director Compensation

     During 2005, all Directors (except for the Chairman of the Board and Directors who are also employees of the Company) received an annual retainer of $50,000, plus $3,000 per meeting, including informational meetings. Each of the Chairmen of the Compensation Committee, Finance Committee, Nominating & Governance Committee and Public Affairs Committee received an additional annual fee of $5,000, and all members of such Committees received an attendance fee of $1,500 per meeting and informational meeting. The Chairman of the Audit Committee received an annual fee of $12,000, and all Audit Committee members received (i) an attendance fee of $2,000 per meeting and informational meeting attended and (ii) a retainer of $5,000. Prior to the beginning of each calendar year, Directors may elect to defer all or part of the Board annual retainer in increments of 10%. Deferred payments are credited in the form of share units, calculated by dividing 110% of the deferred payment by the market value of the Company’s Shares on the date the fees would otherwise be paid, in accordance with the terms of the Company’s Directors Stock & Option Plan, as amended and restated. Alternatively, Directors may elect to receive their annual retainers in the form of Shares having a value equal to their annual fees.

     The following table sets forth the compensation of all the Directors (except for the Chairman of the Board and the Chief Executive Officer who is an employee of the Company) for services paid for or rendered with respect to Board and Committee meetings of the Company in the last fiscal year:

	Annual Compensation
	Annual	Board Meeting	Committee	Committee
Name	Retainer (1)	Fees (2)	Chairman Fees	Meeting Fees

Dale Comey	$55,000	$36,000	$5,000	$38,500
Eugene M. McQuade	$55,000	$39,000	—	$29,000
Robert S. Parker	$50,000	$39,000	—	$33,000
Cyril Rance	$55,000	$39,000	$5,000	$35,000
Alan Z. Senter	$55,000	$36,000	—	$45,000
John T. Thornton	$55,000	$39,000	$12,000	$54,500
Ellen E. Thrower	$55,000	$39,000	—	$32,000
John W. Weiser	$50,000	$39,000	$5,000	$43,500

(1)	An additional retainer of $5,000 was paid to each member of the Audit Committee.

(2)	An additional $3,000 was paid to each Director in connection with Board strategy sessions held during 2005.

            The following Directors elected to defer all or a portion of their annual retainer for calendar year 2005:

	Amount	Share Units
Directors	Deferred	Credited

Dale Comey	$50,000	654.88
Eugene M. McQuade	$50,000	654.88
Robert S. Parker	$25,000	327.44
John Thornton	$50,000	654.88
Ellen E. Thrower	$25,000	327.44

     On April 30, 2005, all non-employee Directors were granted 2,500 options exercisable at $69.05 per Share (the fair market value on April 30, 2005) pursuant to the terms of the Company’s Directors Stock & Option Plan, as amended and restated, and 1,000 restricted shares, which vest on the first anniversary of grant. Mr. Thornton was granted an additional 1,000 restricted shares in connection with his role as the Chairman of the Audit Committee with respect to his oversight of the management attestation process pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, under the Company’s Stock Plan for Non-employee Directors (the “Stock Plan”), as of the day of each year that annual retainer fees are paid, Share units are credited to the account of each non-employee Director. The number of Share units credited each year is equal to the annual retainer fee divided by the fair market value of a Share on the date the units are credited. Dividends are credited as additional Share units. Benefits under the Stock Plan will be distributed in the form of Shares following termination of a non-employee Director’s service on the Board.

Chairman of the Board Compensation

     Mr. Esposito’s annual compensation as Chairman of the Board with respect to 2005 was comprised of a salary of $750,000, a cash bonus of $0 and pension contributions of $75,000. Mr. Esposito was awarded a grant in March 2006 of 60,000 options at an exercise price of $67.93 per Share for performance in 2005.

Director Share Ownership Guidelines

     The Board of Directors revised the Company’s stock ownership guidelines for Directors at its January 2004 board meeting. The guidelines require that, within three years of becoming a Director, each Director beneficially own Shares, options or Share units (or any combination thereof) with a value of at least $200,000. All of the Directors are currently in compliance with the guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain Shareholders of the Company and their affiliates, as well as the employers of or entities otherwise associated with certain directors and officers and their affiliates, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

     Mr. Rance’s son and daughter-in-law received aggregate annual compensation for 2005 of approximately $280,000 from subsidiaries of the Company. Neither of Mr. Rance’s son nor daughter-in-law is an executive officer of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the Shares and other equity securities of the Company.

     The Company believes that all of its officers and Directors and those greater-than-10% Shareholders that filed any reports, filed all of such reports on a timely basis during the year ended December 31, 2005 with the exception of one Form 4 filing for each of Messrs. Charles F. Barr and Henry C. V. Keeling, which were filed after the respective due dates therefor.

I. ELECTION OF DIRECTORS

     At the Annual General Meeting, three Class II Directors are to be elected to hold office until the 2009 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and were appointed or elected in accordance with the Company’s Articles of Association. Mr. Weiser, a Director since 1986, will retire from the Board in April 2006 and, consequently, is not standing for reelection at the Annual General Meeting.

     Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, principal occupation and other information concerning each Director are set forth below.

Your Board of Directors recommends that Shareholders vote FOR the nominees.

NOMINEES FOR WHOM PROXIES WILL BE VOTED

Nominees for Class II Directors for terms to expire in 2009:

     Dale R. Comey, age 65, has been a Director of the Company since 2001. Mr. Comey is a director of St. Francis Hospital and Medical Center. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation.

     Brian M. O’Hara, age 57, has been President and Chief Executive Officer of the Company since 1994 and a Director of the Company since 1986. He has also served as Chairman of XL Insurance (Bermuda) Ltd since December 1995.

     John T. Thornton, age 68, has been a Director of the Company since 1988. Mr. Thornton is the Chairman of JT Investments Inc., a property and investment company that he founded in 1999. He has also been a director of Arcadia Resources, Inc. since June 2004. Mr. Thornton served as Executive Vice President and Chief Financial Officer of Wells Fargo & Company (formerly Norwest Corporation) from 1967 to 1998. Mr. Thornton also served as Executive Vice President and Financial Executive of Wells Fargo & Company from December 1998 until November 1999.

DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THIS MEETING

Class III Directors whose terms expire in 2007:

     Joseph Mauriello, age 61, has been a Director of the Company since 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005 and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. Over the last 40 years at KPMG, Mr. Mauriello has held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant in New York and New Jersey and is a member of the American Institute of Certified Public Accountants. He is also a member of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, and a trustee of the St. Barnabas Medical Center in New Jersey since 2003.

     Eugene M. McQuade, age 57, has been a Director of the Company since 2004. Mr. McQuade has been President and Chief Operating Officer of Federal Home Loan Mortgage Corp. (“Freddie Mac”) since September 2004 and a director of Freddie Mac since November 2004. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

     Robert S. Parker, age 68, has been a Director of the Company since 1992. Dr. Parker has been Dean Emeritus and the Robert S. Parker Chaired Professor of the McDonough School of Business at Georgetown University since 1998. He served as Dean and a Professor of the School of Business Administration at Georgetown University from 1986 to 1997. Dr. Parker has been a director of Middlesex Mutual Assurance Company since 1988.

     Alan Z. Senter, age 64, has been a Director of the Company since 1986. Mr. Senter is the Chairman of AZ Senter Consulting LLC, a financial advisory firm that he founded in 1993. Mr. Senter served as Executive Vice President and Chief Financial Officer of Verizon Communications, Inc. (formerly NYNEX Corporation) from 1994 to 1997 and served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products from 1992 to 1994. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1989 to 1992.

Class I Directors whose terms expire in 2008:

     Michael P. Esposito, Jr., age 66, has been Chairman of the Board since 1995 and a Director of the Company since 1986. Mr. Esposito has served as Chairman and a director of Primus Guaranty Ltd since March 2002. He has also served as a director of Annuity and Life Re (Holdings), Ltd. since 1997 and a director of Forest City Enterprises since 1995. Mr. Esposito was Co-Chairman of Inter-Atlantic Capital Partners, Inc. from April 1995 to December 2000.

Mr. Esposito served as Chief Corporate Compliance, Control and Administrative Officer of the Chase Manhattan Corporation from 1991 to 1995, having previously served as that company’s Executive Vice President and Chief Financial Officer from 1987 to 1991.

     Cyril Rance, age 71, has been a Director of the Company since 1990. Prior to his retirement, Mr. Rance served as President and Chief Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from 1985 to 1990. Mr. Rance has had a long and varied career in civic and government service and serves as a director of several investment, real estate, shipping and insurance companies located in Bermuda.

     Ellen E. Thrower, age 59, has been a Director of the Company since 1995. Dr. Thrower has been Executive Director and Professor of Risk Management and Insurance at the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2001, and is President Emeritae of the College of Insurance, where she served as President and Chief Executive Officer from 1988 to 2001 (when the College of Insurance merged into St. John’s University). Dr. Thrower has also served as a director of SBLI USA Mutual Life Insurance Company, Inc. since 2004 and a director of United Educators Insurance since 1996.

EQUITY SECURITIES OWNED BENEFICIALLY AS OF MARCH 1, 2006

     The following table sets forth certain information with respect to the beneficial ownership as of March 1, 2006 of the Company’s Shares by each Director and each named executive officer of the Company and all Directors and executive officers of the Company as a group. The Shares are currently the only class of voting securities of the Company. There were 179,559,424 Shares outstanding as of March 1, 2006.

	Amount and Nature of Beneficial Ownership

	Number of	Exercisable		Percent of Class
Name of Beneficial Owner	Shares	Options (1)	Total	(*)

Dale Comey	6,703	20,000	26,703	*
Jerry M. de St. Paer	41,000	140,000	181,000	*
Michael P. Esposito, Jr.	216,189	341,239	557,428	*
Paul S. Giordano	47,500	313,750	361,250	*
Christopher V. Greetham (2)	48,700	227,500	276,200	*
Henry C. V. Keeling (3)	115,101	284,583	399,684	*
Fiona E. Luck	70,736	266,250	336,986	*
Joseph Mauriello	241	5,000	5,241	*
Eugene M. McQuade	6,288	7,500	13,788	*
Brian M. O’Hara (4)	631,430	965,161	1,596,591	*
Robert S. Parker	12,899	32,000	44,899	*
Cyril Rance	20,466	32,000	52,466	*
Alan Z. Senter	15,258	31,821	47,079	*
John T. Thornton	35,469	31,693	67,162	*
Ellen E. Thrower	9,971	34,000	43,971	*
Clive R. Tobin (5)	51,750	257,750	309,500	*
John W. Weiser (6)	47,300	32,000	79,300	*
Directors and executive officers of the
Company as a group including those
named above (21 persons)	1,475,546	3,337,759	4,813,305	2.68%

*	Represents less than 1% of Shares beneficially owned.

(1)	Shares underlying options that are exercisable within 60 days of March 1, 2005.

(2)	Includes 2,000 Shares that Mr. Greetham owns jointly with his wife.

(3)	Includes 65,612 Shares that Mr. Keeling owns indirectly.

(4)	Includes 40,081 Shares that Mr. O’Hara owns indirectly.

(5)	Includes 1,650 Shares that Mr. Tobin owns indirectly.

(6)	Includes 7,000 options assigned to a family partnership. Does not include 8,500 Shares held by a charitable foundation as to which Mr. Weiser has voting and/or investment power and as to which he disclaims beneficial ownership.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Chief Executive Officer and the next six most highly compensated executive officers of the Company for services paid for or rendered with respect to the Company and its subsidiaries in all capacities for the Company’s last three fiscal years:

Long-term Compensation
		Annual Compensation			Awards

				Other Annual	Restricted	Securities	All Other
				Compensation	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	Award (2)	Options (3)	(4)

Brian M. O’Hara	2005	$1,000,000	$0	$200,913	$0	0	$190,000
President and Chief	2004	$1,000,000	$1,800,000	$301,179	$1,509,600	200,000	$130,000
Executive Officer of	2003	$1,000,000	$0	$188,200	$0	185,000	$198,500
the Company

Jerry M. de St. Paer	2005	$550,000	$275,000	$247,644	$666,000	0	$96,125
Executive Vice President	2004	$537,500	$650,000	$226,447	$754,800	50,000	$93,875
and Chief Financial	2003	$475,000	$300,000	$218,336	$578,250	40,000	$107,750
Officer of the Company

Paul S. Giordano	2005	$550,000	$275,000	$431,795	$0	75,000	$185,250
Executive Vice President	2004	$525,000	$650,000	$207,467	$754,800	80,000	$82,500
and Chief Executive	2003	$437,500	$300,000	$198,750	$925,200	50,000	$93,750
of Financial Products and
Services Operations of
the Company

Christopher V. Greetham	2005	$450,000	$1,000,000	$109,309	$333,000	0	$130,000
Executive Vice President	2004	$437,500	$850,000	$74,454	$603,840	30,000	$83,750
and Chief Investment	2003	$386,250	$400,000	$111,540	$771,000	40,000	$63,625
Officer of the Company

Henry C. V. Keeling	2005	$590,000	$0	$171,140	$532,800	105,000	$39,667
Executive Vice President,	2004	$590,617	$700,000	$0	$754,800	80,000	$11,150
Global Head of Business	2003	$430,295	$0	$51,872	$925,200	45,000	$168,211
Services and Chief
Executive of Reinsurance
Life Operations
of the Company

Fiona E. Luck	2005	$550,000	$275,000	$154,836	$666,000	75,000	$120,000
Executive Vice President	2004	$537,500	$650,000	$162,230	$1,132,200	50,000	$83,750
and Global Head of	2003	$475,000	$300,000	$146,602	$925,200	40,000	$102,500
Corporate Services of
the Company

Clive R. Tobin	2005	$534,416	$0	$172,879	$532,800	105,000	$55,000
Executive Vice President	2004	$518,750	$800,000	$488,052	$754,800	80,000	$103,968
and Chief Executive	2003	$425,000	$400,000	$527,185	$848,100	50,000	$41,875
of Insurance Operations
of the Company

(1) Represents the following items of compensation separately identified in the table below:

					Financial
		Housing	Travel		Counseling/
Name	Year	Allowance	Allowance		Tax Prep	All Other (ii)

Brian M. O’Hara	2005	$96,000	$80,478	(i)	$10,000	$14,436
	2004	$96,000	$168,818	(i)	$0	$36,361
	2003	$96,000	$85,732	(i)	$0	$6,468

				Financial
		Housing	Travel	Counseling/
Name	Year	Allowance	Allowance	Tax Prep	All Other (ii)

Jerry M. de St. Paer	2005	$180,000	$42,170	$0	$25,474
	2004	$204,000	$19,420	$0	$3,027
	2003	$169,000	$13,773	$0	$35,563

Paul S. Giordano	2005	$288,328	$12,460	$15,229	$115,777
	2004	$180,000	$19,531	$5,087	$2,849
	2003	$180,000	$5,155	$11,713	$1,882

Christopher V. Greetham	2005	$66,000	$28,873	$0	$14,436
	2004	$66,000	$8,454	$0	$0
	2003	$66,000	$40,845	$0	$4,695

Henry C. V. Keeling	2005	$119,677	$12,681	$0	$38,781
	2004	$0	$0	$0	$0
	2003	$0	$0	$0	$51,872

Fiona E. Luck	2005	$132,000	$11,327	$0	$11,509
	2004	$132,000	$24,145	$0	$6,085
	2003	$132,000	$12,022	$0	$2,580

Clive R. Tobin	2005	$127,187	$0	$45,693	$0
	2004	$108,188	$0	$0	$379,864
	2003	$120,927	$0	$0	$406,258

(i)	Includes for Mr. O’Hara, $63,332, $168,818, and $85,732 for Mr. O’Hara’s personal travel on the Company’s corporate aircraft in fiscal years 2005, 2004 and 2003, respectively, based upon the aggregate incremental cost to the Company.

(ii)	Includes payments made for, among other things, personal car benefits, club memberships and annual officers’ medical. In addition, includes for Mr. Giordano, payments made in 2005 for, among other things, a relocation allowance of $92,701 and for Mr. Tobin, payments made in 2004 for, among other things, tax reimbursements of $302,296, a relocation allowance of $24,592 and school fees of $20,144, and payments made in 2003 for, among other things, tax reimbursements of $338,781 and school fees of $27,712. See also “Employment Agreements of Paul S. Giordano, Henry C. V. Keeling, Fiona E. Luck and Clive R. Tobin” under “Employment Agreements of Named Executive Officers And Accelerated Vesting Upon Change in Control” below.

(2)	Messrs. de St. Paer, Greetham, Keeling and Tobin and Ms. Luck were granted 10,000, 5,000, 8,000, 8,000 and 10,000 shares of restricted stock, respectively, in 2006 for 2005. Messrs. O’Hara, de St. Paer, Giordano, Greetham, Keeling and Tobin and Ms. Luck were granted 20,000, 10,000, 10,000, 8,000, 10,000, 10,000 and 15,000 shares of restricted stock, respectively, in 2005 for 2004. Messrs. de St. Paer, Giordano, Greetham, Keeling and Tobin and Ms. Luck were granted 7,500, 12,000, 10,000, 12,000, 11,000, and 12,000 shares of restricted stock, respectively, in 2004 for 2003. Each of these restricted stock grants vests 25% annually over four years from the date of grant. However, the vesting of the 2005 and 2004 grants is also subject to achievement of certain performance targets. As of December 31, 2005, Messrs. O’Hara, de St. Paer, Giordano, Greetham, Keeling and Tobin and Ms. Luck held 26,250, 16,625, 24,000, 17,425, 21,500, 23,250, and 30,500 unvested shares of restricted stock, respectively, having a fair market value of $1,763,213, $1,116,701, $1,612,080, $1,170,437, $1,444,155, $1,561,703 and $2,048,685, respectively. Dividends will be paid on the unvested restricted stock if, and to the extent, paid on Shares generally.

(3)	Represents options granted in respect of compensation for the fiscal year indicated. Also includes 75,000 options granted to each of Messrs. Giordano, Keeling and Tobin and Ms. Luck in January 2005 in connection with entry into employment agreements with the Company.

(4)	All other compensation represents contributions to the Company’s pension plans. In addition, all other compensation for all periods presented reflects calculations based upon the Company’s current period calculation method. All other compensation for (i) Messrs. O’Hara and de St. Paer was previously disclosed in 2004 at $100,000 and $100,000, respectively and in 2003 at $100,000 and $77,500 respectively; and (ii) Mr. Greetham and Ms. Luck was previously disclosed in 2003 at $78,625 and $77,500, respectively, based upon prior period calculation methods.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table shows the options granted in the Company’s last fiscal year to the Chief Executive Officer and the next six most highly compensated executive officers of the Company together with the potential realizable value at assumed rates of return, as of March 1, 2006:

			Individual Grants

	Number of		% of
	Securities		Total Options	Exercise
	Underlying		Granted to	or Base		Grant Date
	Options		Employees In	Price	Expiration	Present
Name and Principal Position	Granted (1)		Last Fiscal Year	(per share) (2)	Date	Value (3)

Brian M. O’Hara	198,676		10.7%	$75.48	March 4, 2015	$3,389,413
President and Chief Executive	1,324	(5)		$75.48	March 4, 2015	$22,587
Officer of the Company(4)

Jerry M. de St. Paer	48,676		2.7%	$75.48	March 4, 2015	$830,413
Executive Vice President	1,324	(5)		$75.48	March 4, 2015	$22,587
and Chief Financial Officer
of the Company

Paul S. Giordano	78,676			$75.48	March 4, 2015	$1,342,213
Executive Vice President and	1,324	(5)	8.3%	$75.48	March 4, 2015	$22,587
Chief Executive of Financial	73,684	(6)		$75.95	January 5, 2015	$1,264,417
Products and Services	1,316	(5)(6)		$75.95	January 5, 2015	$22,583
Operations of the Company

Christopher V. Greetham	30,000		1.6%	$75.48	March 4, 2015	$511,800
Executive Vice President and
Chief Investment Officer
of the Company

Henry C. V. Keeling	80,000		8.3%	$75.48	March 4, 2015	$1,364,800
Executive Vice President, Global	75,000	(6)		$75.95	January 5, 2015	$1,287,000
Head of Business Services
and Chief Executive of
Reinsurance Life
Operations of the Company

Fiona E. Luck	50,000		6.7%	$75.48	March 4, 2015	$853,000
Executive Vice President and	75,000	(6)		$75.95	January 5, 2015	$1,287,000
Global Head of Corporate
Services of the Company

Clive R. Tobin	80,000		8.3%	$75.48	March 4, 2015	$1,364,800
Executive Vice President and	75,000	(6)		$75.95	January 5, 2015	$1,287,000
Chief Executive of Insurance
Operations of the Company

(1)	All options were granted under the Company’s 1991 Performance Incentive Program.

(2)	Market price at date of grant.

(3)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield – 2.6%; risk free interest rate – 4.00%; expected volatility – 25.0%; and expected time of exercise – 5.5 years after the date of grant.

(4)	See also “Chief Executive Officer and Chairman’s Compensation” under “Report of the Compensation Committee on Executive Compensation” below.

(5)	Represents incentive stock options granted under the 1991 Performance Incentive Program.

(6)	Messrs. Giordano, Keeling and Tobin and Ms. Luck were each granted 75,000 options in January 2005 in connection with entry into employment agreements with the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth the options exercised during the last fiscal year by the Chief Executive Officer and the next six most highly compensated executive officers of the Company together with the number and value of unexercised options at December 31, 2005:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In the
	Shares		Options at	Money Options
	Acquired	Value	December 31, 2005	at December 31, 2005
Name and Principal Position	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Brian M. O’Hara (1)	233,112	$8,167,228	835,444 / 408,751	$8,436,785	/ $0
President and Chief Executive
Officer of the Company

Jerry M. de St. Paer	0	$0	110,000 / 95,000	$0	/ $0
Executive Vice President and
Chief Financial Officer of the
Company

Paul S. Giordano	0	$0	212,500 / 252,500	$1,259,303	/ $0
Executive Vice President and
Chief Executive of Financial
Products and Services Operations
of the Company

Christopher V. Greetham	0	$0	200,000 / 80,000	$842,200	/ $0
Executive Vice President and
Chief Investment Officer of the
Company

Henry C. V. Keeling	0	$0	208,750 / 224,583	$492,428	/ $0
Executive Vice President, Global
Head of Business Services and
Chief Executive of Reinsurance
Life Operations of the Company

Fiona E. Luck	0	$0	215,000 / 175,000	$1,195,400	/ $0
Executive Vice President and
Global Head of Corporate
Services of the Company

Clive R. Tobin	0	$0	215,500 / 196,500	$718,720	/ $0
Executive Vice President and
Chief Executive of Insurance
Operations of the Company

(1)	See also “Chief Executive Officer and Chairman’s Compensation” under “Report of the Compensation Committee on Executive Compensation” below.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

     The following table sets forth each award made under the Company’s long-term incentive plan in fiscal 2005 and 2006 to the Chief Executive Officer and the next six most highly compensated executive officers of the Company for services rendered in 2005:

	Number Of		Estimated Future Payouts
	Shares, Units	Performance or Other	Under Non-Stock Price-Based Plans
	Or Other	Period until
Name	Rights (1)	maturation or Payout (2)	Threshold (3)	Target	Maximum (4)

Brian M. O’Hara	n/a	January 1, 2005 to December 31, 2007	$50,000	$100,000	$200,000
President and Chief		January 1, 2006 to December 31, 2008	$0	$2,500,000	$7,500,000
Executive Officer of
the Company

Jerry M. de St. Paer	n/a	January 1, 2005 to December 31, 2007	$50,000	$100,000	$200,000
Executive Vice President		January 1, 2006 to December 31, 2008	$0	$500,000	$1,500,000
and Chief Financial
Officer of the Company

Paul S. Giordano	n/a	January 1, 2005 to December 31, 2007	$50,000	$100,000	$200,000
Executive Vice President		January 1, 2006 to December 31, 2008	$0	$975,000	$1,925,000
and Chief Executive of
Financial Products and
Services Operations of
the Company

Christopher V. Greetham	n/a	January 1, 2005 to December 31, 2007	$50,000	$100,000	$200,000
Executive Vice President		January 1, 2006 to December 31, 2008	$0	$500,000	$1,500,000
and Chief Investment
Officer of the Company

Henry C. V. Keeling	n/a	January 1, 2005 to December 31, 2007	$50,000	$100,000	$200,000
Executive Vice President,		January 1, 2006 to December 31, 2008	$0	$500,000	$1,500,000
Global Head of Business
Services and Chief
Executive of Reinsurance Life
Operations of the Company

Fiona E. Luck	n/a	January 1, 2005 to December 31, 2007	$50,000	$100,000	$200,000
Executive Vice President		January 1, 2006 to December 31, 2008	$0	$500,000	$1,500,000
and Global Head of
Corporate Services of the
Company

Clive R. Tobin	n/a	January 1, 2005 to December 31, 2007	$50,000	$100,000	$200,000
Executive Vice President		January 1, 2006 to December 31, 2008	$0	$500,000	$1,500,000
and Chief Executive of Insurance Operations
of the Company

(1)	All payouts will be made in cash.

(2)	Represents the period of performance measurement. Under the Company’s long-term incentive plan, payouts for awards granted in 2005 will be made after fiscal year 2007 financial results are published and payouts for awards granted in 2006 will be made after fiscal year 2008 financial results are published. The metric payout for the 2005 award is a 3-year cumulative net income number and the metric payout for the 2006 award is a 3-year cumulative return on equity number.

(3)	Represents the amount that will be paid for performance that is less than approximately 57% of targeted performance for the 2005 award and the amount that will be paid for performance that is less than approximately 67% of targeted performance for the 2006 award.

(4)	Represents the maximum amount that will be paid for performance that is greater than approximately 118% of targeted performance for the 2005 award and the amount that will be paid for performance that is greater than 133% of targeted performance for the 2006 award.

EMPLOYMENT AGREEMENTS OF NAMED EXECUTIVE OFFICERS AND
ACCELERATED VESTING UPON CHANGE IN CONTROL

Jerry de St. Paer Employment Agreement

     The Company has entered into an employment agreement with one of its named executive officers, Jerry de St. Paer, to serve as Executive Vice President and Chief Financial Officer of the Company.

     Mr. de St. Paer’s employment agreement provides for (i) a specified base salary, which is subject to review for increase annually, (ii) an annual bonus pursuant to the Company’s incentive compensation plan as determined by the Compensation Committee and stock option and restricted share grants pursuant to the Company’s performance incentive program, (iii) reimbursement for or payment of certain travel, living and other expenses and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. The original term of Mr. de St. Paer’s employment agreement expired on March 1, 2005. However, the term was automatically extended for an additional one year period and will continue to be automatically extended for successive one year periods upon the expiration thereof unless the Company or Mr. de St. Paer provides written notice that the term is not to be extended at least three months prior to the then scheduled expiration date. Mr. de St. Paer has also agreed to certain confidentiality, non-competition and non-solicitation provisions.

     Mr. de St. Paer’s agreement further provides that, in the event of the termination of his employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability, Mr. de St. Paer (or in the case of death, Mr. de St. Paer’s spouse or estate) shall be entitled to receive his then current base salary through the end of the sixth month after the month in which his employment is terminated. Mr. de St. Paer (or his estate) shall be entitled to any annual bonus awarded but not yet paid and a bonus for the year of termination in an amount determined by the Compensation Committee (but not less than a pro rata portion of his targeted annual bonus for the year). Mr. de St. Paer (or his estate) shall also be entitled to accelerated vesting of his rights under any option or restricted share grants and pension plans.

     In the event of termination of his employment without cause prior to a Change in Control (as defined in his employment agreement), Mr. de St. Paer will be entitled to his then current base salary through the date on which termination occurs, a cash lump sum payment equal to two times his then current base salary and one times the higher of (x) his targeted annual bonus for the year of termination and (y) the annual bonus actually awarded in the year immediately preceding the year of termination, any annual bonus earned or awarded but not yet paid and participation in employee benefit programs through the remainder of the term of his employment agreement.

     If Mr. de St. Paer is terminated (i) by the Company without cause within the 24-month period following a Change in Control and, if the Change in Control is stockholder approval of an Event (as defined in his employment agreement), prior to a termination of the agreement to effect the Event (the “Post-Change Period”), (ii) by Mr. de St. Paer for Good Reason (as defined in his employment agreement) during the Post-Change Period; or (iii) in connection with or anticipation of a Change in Control within one year prior to the date on which a Change in Control occurs, he will be entitled to (i) his then current base salary through the date on which termination occurs, (ii) a cash lump sum payment equal to the sum of (x) two times his then current base salary and (y) two times the largest annual bonus awarded in the three years preceding the year in which the Change in Control occurs, provided that such bonus is at least equal to the targeted annual bonus for the year of such termination and (iii) an amount equal to the higher of (x) his annual bonus actually awarded in the year immediately preceding the year of the Change in Control and (y) his targeted annual bonus for the year of termination, pro rated by a fraction for the number of months or fraction thereof in which he was employed in the year of termination. Mr. de St. Paer will also be entitled to continued exercisability of stock options for three years after termination of employment and continued benefits for two years after termination of employment. In addition, Mr. de St. Paer will be entitled to gross-up payments in the event excise taxes on his payments or benefits are imposed on him under Section 280G of the United States Internal Revenue Code, as set forth in his employment agreement.

Employment Agreements of Paul S. Giordano, Henry C. V. Keeling, Fiona E. Luck and Clive R. Tobin.

     The Company has also entered into employment agreements with the following named executive officers: Paul S. Giordano to serve as Executive Vice President, Chief Executive of Financial Products and Services Operations of the Company; Henry C.V. Keeling to serve as Executive Vice President, Global Head of Business Services of the Company; Fiona E. Luck to serve as Executive Vice President, Global Head of Corporate Services and Assistant

Secretary of the Company; and Clive R. Tobin to serve as Executive Vice President and Chief Executive of Insurance Operations of the Company.

     Each employment agreement provides for (i) a specified base salary, which is initially as set forth in the Executive Compensation Summary Compensation Table and is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to the Company’s incentive compensation plan as determined by the Compensation Committee, (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. The original term of each executive’s employment is scheduled to expire on January 1, 2006 and will continue to be automatically extended for successive one year periods unless the Company or the executive provides written notice that the term is not to be extended at least six months prior to the then scheduled expiration date. Each executive has agreed to certain confidentiality, non-competition and non-solicitation provisions.

     Each employment agreement further provides that, in the event of the termination of the executive’s employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability, the executive (or in the case of death, the executive’s spouse or estate) shall be entitled to receive the executive’s then current base salary through the end of the six month period after the month in which the executive’s employment is terminated, and the executive (or the executive’s estate) shall be entitled to any annual bonus awarded but not yet paid and a pro rata bonus for the year of termination in an amount determined by the Compensation Committee (but not less than a pro rata portion of the executive’s average annual bonus for the immediately preceding three years). The executive (or the executive’s estate) shall also be entitled to the executive’s vested accrued benefits under any employee benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued, and continued medical benefit plan coverage for the executive and the executive’s dependents for a period of six months.

     In the event of termination of the executive’s employment by the Company without Cause (as defined in the employment agreement) or by the executive if the executive is assigned duties inconsistent with his position (but such assignment does not constitute “Good Reason” as defined in the employment agreement), the executive shall be entitled to the executive’s then current base salary through the date on which termination occurs, a cash lump sum payment equal to the sum of (x) two times the executive’s then current base salary and (y) one times the higher of the targeted annual bonus for the year of such termination or the average of the executive’s annual bonus for the three years immediately preceding the year of termination, and any annual bonus awarded but not yet paid. The executive shall also be entitled to the executive’s vested accrued benefits under any employee benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued and continued medical benefit plan coverage for the executive and the executive’s dependents for a period of 24 months.

     Notwithstanding the foregoing, in the event of termination of the executive’s employment (x) by the Company without Cause within the 24-month period following a Change in Control (as defined in the employment agreement) (the “Post-Change Period”), (y) by the executive for Good Reason during the Post-Change Period or (z) by the Company within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with or anticipation of the Change in Control, then the executive shall be entitled to (i) the executive’s then current base salary through the date on which termination occurs; (ii) a cash lump sum payment equal to the sum of (x) two times the executive’s then current base salary and (y) two times the average of the executive’s annual bonus for the three years immediately preceding the year in which the Change in Control occurs, provided such bonus shall be at least equal to the targeted annual bonus for the year of such termination; and (iii) an amount equal to the higher of (x) the executive’s annual bonus actually awarded in the year immediately preceding the year in which the Change in Control occurs or (y) the targeted annual bonus that would have been awarded to the executive for the year of such termination, pro rated by a fraction based on the number of months or fraction thereof in which the executive was employed by the Company in the year of termination. The executive shall also be entitled to continued medical benefit plan coverage for the executive and the executive’s dependents for a period of 24 months and to accelerated vesting of the executive’s rights (i) under any retirement plans; and (ii) with regard to any stock options or other rights with respect to equity securities of the Company held by the executive, which options or other rights shall be exercisable for the shorter of three years or the original term of the security. In addition, the executive shall be entitled to gross-up payments in the event excise taxes on the executive’s payments or benefits are imposed under Section 280G of the United States Internal Revenue Code.

     In the event of termination of the executive’s employment by the Company with Cause or other voluntary termination by the executive, the executive shall be entitled to the executive’s then current base salary through the date on which termination occurs and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or equity securities were issued. The executive shall also be entitled to the executive’s vested accrued benefits under any employee benefit programs in the case of voluntary termination and, if such programs expressly provide for such benefits, in the case of termination by the Company with Cause.

     Each of Mr. de St. Paer’s and the other employment agreements described above also provides for indemnification of the executive by the Company to the maximum extent permitted by applicable law and the Company’s charter documents and requires the Company to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000 for each such executive.

     All grants of restricted shares and share options under the Company’s incentive compensation plans automatically vest upon a Change in Control (as defined in such plans).

First Amendment to the Employment Agreement of Paul S. Giordano

     On September 13, 2005, the Company and Paul S. Giordano entered into the First Amendment (the “Amendment”) to the employment agreement between the Mr. Giordano and the Company, as mentioned above (the “Employment Agreement”).

     The Amendment provides for the payment to Mr. Giordano of a monthly housing allowance beginning effective July 1, 2005 and continuing for a period of three years thereafter. The amount is $15,000 per month for the first year, $10,000 per month for the second year and $5,000 per month for the third year. If Mr. Giordano’s employment is terminated by the Company without cause, due to the disability of Mr. Giordano, by Mr. Giordano for good reason (as defined in the Employment Agreement) following a change in control of the Company or by Mr. Giordano following the assignment to him of duties that are materially inconsistent with his position or following another material breach by the Company of the provisions of the Employment Agreement set forth in Section 8(b)(iv) thereof, Mr. Giordano will receive a lump sum payment equal to the amount of any remaining housing allowance payments scheduled to be paid for the twenty-four months following such termination of employment. In the event Mr. Giordano’s employment terminates due to his death, the spouse or estate of Mr. Giordano will continue to receive monthly housing allowance payments through the end of the three year housing payment period or until the principal residence of Mr. Giordano is sold, whichever is earlier.

     The Amendment also provides that the Company will reimburse Mr. Giordano, on an after-tax basis, for any loss incurred by him on a sale of his principal residence which occurs prior to June 30, 2010 and prior to his termination of employment. For this purpose, any loss will be measured by the excess of the purchase price paid by Mr. Giordano for the principal residence over the higher of the sale price received by Mr. Giordano or the average of two independent appraisals of the fair market value of the principal residence as of the date of execution of the applicable purchase and sale agreement. In the event Mr. Giordano’s employment is terminated by the Company without cause, due to the disability of Mr. Giordano, by Mr. Giordano for good reason (as defined in the Employment Agreement) following a change in control of the Company or by Mr. Giordano following the assignment to him of duties that are materially inconsistent with his position or following another material breach by the Company of the provisions of the Employment Agreement set forth in Section 8(b)(iv) thereof, the period during which he will be protected against loss will not end until the earlier of twenty-four months following such termination of employment or June 30, 2010. In the event Mr. Giordano’s employment terminates due to his death, the period of loss protection will continue through June 30, 2010, and any reimbursement for loss will be paid to Mr. Giordano’s spouse or estate. The cost of any appraisals required will be paid by the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of three independent directors appointed by the Board to evaluate and approve senior executive compensation and compensation and benefit policies, plans and programs of the Company. The Committee Charter is reviewed annually and submitted to the Board of Directors for approval.

     The Committee’s objective is to ensure (1) that the Company has compensation and benefit programs that will attract and retain superior talent and (2) that total compensation levels, especially for senior executives, are dependent significantly upon the achievement of the Company’s performance goals to enhance Shareholder value. In this regard, the Company’s Compensation Philosophy, Principles, Standards and Practice is reviewed annually by the Committee and approved by the Board. In addition to receiving recommendations from management, the Committee retains independent compensation consultants as needed for the review of the strength of the Company’s compensation program relative to the marketplace in general and to the principal competitors in the Company’s various businesses.

Global Incentive Compensation Plan

     The Company’s basic compensation philosophy is to establish salary levels that are at the median in comparison to its key competitors for the various markets it operates in globally. In addition, the Company has implemented a Global Incentive Compensation Plan that provides variable compensation dependent upon the performance of the Company, its business units and the individual employee. It is the intent of this plan, particularly for senior executives, that performance-based variable compensation be a significant portion of the employee’s total compensation opportunity and that it provide above market total compensation for successful performance.

     Annual incentive compensation is a key component of the Company’s pay for performance philosophy. As a result of the Company’s increasing diversity of business operations, the Committee utilizes a number of assessments to ensure that annual incentive compensation appropriately reflects operational business unit, corporate functional and overall company-wide performance. The intent is to ensure that annual incentive awards are equitable and responsive to the pay for performance philosophy. The Committee reviews the Company’s performance in the aggregate relative to its corporate goals for the year and the comparison of the Company’s performance to those achieved by a group of key competitors. In addition, the Committee reviews the performance of each of the Company’s business units relative to their goals for the year. In both cases, operating earnings and return on equity are the prevalent measures, but growth in book value and the Company’s total return to shareholders (i.e. change in common stock price plus cash dividends paid) are evaluated at the company-wide level. Under the plan, the Compensation Committee can modify the result up to 25% based on other performance measures it deems appropriate for the year.

     Long-term incentive compensation under the plan includes stock option awards, restricted stock grants, deferred cash grants and cash-based long-term incentive plan (“LTIP”) awards for senior management. LTIP awards are designed to reward performance intended to create shareholder value over extended periods of time and will be potentially significant if performance goals are achieved. LTIP is used in conjunction with stock-based long-term variable compensation to incent, reward and retain high performing senior executives. The Committee approves guidelines for long-term incentives that are based on competitive practices and, with regard to stock options and restricted stock grants, stock dilution considerations. In accordance with the amended 1991 Performance Incentive Program approved by shareholders in 2003, a minimum of 50% of all shares granted will be performance vested shares that will require a minimum return on equity attainment prior to vesting. Any time-vested restricted stock grants and all stock option awards vest equally over a four-year period. The majority of the long-term variable compensation for the most senior executive leaders of the Company is in stock options and/or LTIP awards where compensation received is dependant on enhancing shareholder value. The Committee has adopted share ownership guidelines for senior officers to encourage them to establish and maintain ownership of the Company’s shares. Restricted stock and deferred cash grants are a more significant portion of long-term incentive compensation for other top–performing or high-potential executives. Stock options and restricted stock grants may also be utilized in connection with new hires, personnel retention following mergers or acquisitions or in other special circumstances.

2005 Compensation Review

     As a result of catastrophe losses, prior year reserve strengthening and the resolution of the Winterthur International (WI) independent actuarial process, the Company recorded a significant net loss for the year. Accordingly, overall Company-wide results and the performance of business units affected by the above mentioned events resulted in negligible contributions to the annual bonus pool for 2005. The contributions to the 2005 bonus pool were driven by operating business units that performed well in comparison to their objectives for the year and the assessment of performance for corporate support functions. It was noted that business units that accounted for 49% of allocated capital achieved operating income return on equity performance of approximately 29% in 2005.

     The Committee approved a bonus pool for 2005 which was 32% below target for the Company and 34% below the bonus pool approved for 2004. Awards to business units and individuals varied from 0% of target to in excess of 175% of target.

     The Committee reviewed and approved long-term incentive compensation awards for top-performing and high potential executives. These awards included deferred cash grants, restricted stock grants, stock options and, this year, a significant LTIP award to the Executive Management Board of the Company and identified executive leaders in the Executive Management Group of the Company. The LTIP award is a three-year performance based plan tied to operating earnings and returns on equity for the years 2006, 2007 and 2008 combined. In addition, a significant percentage of restricted stock grants are performance vested shares. It was noted that performance vested restricted stock grants awarded in 2004 and 2005, scheduled to vest in 2006, will not vest this year because the minimum return on equity required for vesting was not achieved in 2005.

     The Committee believes that the compensation program for 2006 is appropriately performance based and provides strong incentives to enhance shareholder value.

Chief Executive Officer and Chairman’s Compensation

     As a result of the Company’s results in 2005, the entire Board has been involved in reviewing the performance of the Chief Executive Officer. The catastrophe events and the charge related to the conclusion of the independent actuarial process with Winterthur Swiss Insurance Company overshadowed the solid performance in many areas of the Company. The Committee and the Board continue to believe Mr. O’Hara’s leadership strengths are appropriate and proved effective in constructively reacting to the events of 2005. The Committee did not recommend a cash bonus, restricted stock grants or stock option awards for Mr. O’Hara. Mr. O’Hara was granted an LTIP award of $2.5 million that, in conjunction with prior restricted stock grants and stock option awards, strongly aligns Mr. O’Hara’s compensation with the enhancement of shareholder value.

     The Committee believes that the Chairman provides excellent overall leadership to the Board, especially with respect to issues of corporate governance. Mr. Esposito continues to initiate actions that enhance the Company’s financial and internal controls. As with Mr. O’Hara, the Committee did not recommend a cash bonus or restricted stock grants for Mr. Esposito. However, the Committee recommended, and the Board approved, a 60,000 share stock option award to Mr. Esposito which aligns the majority of his potential total compensation with the creation of shareholder value.

Compensation Committee
Dale R. Comey, Chairman
Eugene M. McQuade
John W. Weiser

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly dollar change in the cumulative total Shareholder return over a five-year period on the Shares from December 31, 2000 through December 31, 2005 as compared to the cumulative total return of the Standard & Poor’s 500 Stock Index and the cumulative total return of the Standard & Poor’s Property & Casualty Insurance Index. This graph assumes the investment of $100 in December 31, 2000, with all dividends reinvested.

AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, including its system of internal controls, the Independent Auditor’s qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. During 2005, Messrs. Thornton, Comey, McQuade, Rance, Senter and Dr. Thrower served on the Audit Committee. The Audit Committee currently comprises seven independent Directors, including Mr. Mauriello, who was elected by the Board as a member of the Audit Committee on February 24, 2006 and operates under a written charter, which is attached as Appendix B hereto. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the Independent Auditor, as appropriate. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics and Code of Ethics for XL Senior Financial Officers or to set or determine the adequacy of the Company’s reserves.

     The Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting. Based on the Audit Committee’s review of the audited financial statements and management’s assessment of the effectiveness of the Company’s system of internal controls over financial reporting, its discussions with management regarding the audited financial statements, its receipt of written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1, its discussions with the Independent Auditor regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards 61, the Independent Auditor’s opinion on the effectiveness of the Company’s system of internal controls over financial reporting and on management’s assessment of the effectiveness of the Company’s system of internal controls over financial reporting, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Audit Committee
John T. Thornton, Chairman
Dale R. Comey
Joseph Mauriello
Eugene M. McQuade
Cyril Rance
Alan Z. Senter
Ellen E. Thrower

Audit Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for audit services for the years ended December 31, 2005 and 2004 were approximately $14.5 million and $17.6 million, respectively. Audit fees are for professional services rendered primarily in connection with the audit and quarterly review of the consolidated financial statements and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which the Company operates and the provision of certain opinions relating to the Company’s filings with the SEC (including opinions delivered to securities underwriters in connection with various equity and debt offerings during fiscal years 2004 and 2005). The audit fees with respect to the years ended December 31, 2005 and 2004 also included the fees billed by PricewaterhouseCoopers LLP for the audit services related to the Company’s internal control over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2005 and 2004 were approximately $123,610 and $2.0 million, respectively. Audit-related fees were (i) in 2005 primarily related to assurance and related services rendered primarily in connection with accounting consultations and (ii) in 2004 primarily related to audits in connection with acquisitions and potential acquisitions, reviews of the Company’s system of internal controls over financial reporting and attestation services that are not required by statute or regulation.

Tax Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for tax services for the fiscal years ended December 31, 2005 and 2004 were approximately $104,661 and $99,000, respectively. These fees are for professional services rendered for tax compliance.

All Other Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for products and services rendered to the Company, other than the services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”, for the fiscal years ended December 31, 2005 and 2004 were approximately $45,052 and $2.7 million, respectively. The aggregate fees billed by PricewaterhouseCoopers LLP for such products and services rendered to the Company (i) in 2005 primarily related to online access to human resource advisory services and licenses acquired for technical accounting reference tools and (ii) in 2004 primarily related to the post-closing seasoning process in connection with the Company’s acquisition of certain operations of Winterthur International (“Winterthur International”) from Winterthur Swiss Insurance Company in 2001.

General

     The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the Independent Auditor. The Audit Committee will annually review and pre-approve the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the Independent Auditor. To the extent practicable, the Audit Committee or the Chairman of the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the Independent Auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or the Chairman of the Audit Committee. All requests or applications for the Independent Auditor to provide services to the Company shall be submitted to the Audit Committee or the Chairman of the Audit Committee.

     The Audit Committee considered whether the provision of non-audit services performed by the Independent Auditor is compatible with maintaining PricewaterhouseCoopers LLP’s independence during 2004 and 2005. The Audit Committee concluded in 2005 that the provision of these services was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the performance of its auditing functions during 2005. In reaching its conclusions in 2004, the Audit Committee took into consideration the fact that the major proportion of these services were either (i) specifically related to the acquisition of Winterthur International and the post-seasoning process in relation thereto or (ii) primarily a continuation of projects commenced in 2001 and were completed in 2004.

II. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s Independent Auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP as the Independent Auditor for the year ending December 31, 2006. While Shareholder ratification is not required by the Company’s Articles of Association or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Shareholders for ratification as part of good corporate governance practices. If the Shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its Shareholders.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditor to audit the Company’s consolidated financial statements for the year ending December 31, 2006. The persons designated as proxies will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditor, unless otherwise directed. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so and are expected to be available to respond to questions, as appropriate.

     Your Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP, New York, New York.

III. SHAREHOLDER PROPOSALS FOR 2007 ANNUAL GENERAL MEETING

     Shareholder proposals intended for inclusion in the Proxy Statement for the 2007 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 11, Bermuda. Such proposals must be received by November 24, 2006.

     In addition, a Shareholder may present a proposal at the 2007 Annual General Meeting other than pursuant to Rule 14a-8 promulgated under the Exchange Act. Any such proposal will not be included in the Proxy Statement for the 2007 Annual General Meeting and must be received by the Company’s Secretary at XL House, One Bermudiana Road, Hamilton, HM 11, Bermuda by February 7, 2007. If any such proposal is not so received, such proposal will be deemed untimely and, therefore, the persons appointed by the Board of Directors as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

     Pursuant to the Company’s Articles of Association, any Shareholder entitled to attend and vote at any Annual General Meeting may nominate persons for election as Directors if written notice of such Shareholder’s intent to nominate such persons is received by the Secretary at XL House, One Bermudiana Road, Hamilton, HM 11, Bermuda not less than five days or more than 21 days before the date appointed for such Annual General Meeting. Such notice must include the following information about the proposed nominee: (a) name, age and business and residence addresses, (b) principal occupation or employment, (c) class and number of Shares or securities of the Company beneficially owned; and (d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A promulgated under the Exchange Act, including the proposed nominee’s written consent to serve if elected. Such notice must also include information on the Shareholder making the nomination, including such Shareholder’s name and address as it appears on the Company’s books and the class and number of Shares of the Company beneficially owned by such Shareholder. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

IV. OTHER MATTERS

     While management knows of no other matters to be brought before the Annual General Meeting other than the approval of the minutes of the 2005 Annual General Meeting of Shareholders, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Proxy Solicitation

     The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by Directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation for such services. In addition to the foregoing, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements. Upon request, the Company will also reimburse brokers and others holding Shares in their names, or in the names of nominees, for forwarding proxy materials to their customers.

     The Company will furnish, without charge, to any Shareholder a copy of its Annual Report on Form 10-K that it files with the SEC. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 may be obtained upon written request to the Company’s Secretary at XL House, One Bermudiana Road, Hamilton HM 11, Bermuda.

As ordered,

Brian M. O’Hara
President and Chief Executive Officer

APPENDIX A

XL CAPITAL LTD

DIRECTOR INDEPENDENCE STANDARDS

     The Board of Directors of XL Capital Ltd (the “Company”) has adopted the following standards to assist it in making determinations of independence in accordance with the NYSE Corporate Governance rules.

Employment Relationships

A director will be deemed to be independent unless, within the preceding three years:

such director

is or was an employee of the Company or any of the Company’s subsidiaries, other than an interim Chairman or Chief Executive Officer or other executive officer;

is a current partner of the Company’s internal or external auditor;

is a current employee of the Company’s internal or external auditor; or

was (but is no longer) a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time.

any immediate family member of such director

is or was an executive officer of the Company or any of the Company’s subsidiaries;

is a current partner of the Company’s internal or external auditor;

is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

was (but is no longer) a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time.

Compensation Relationships

A director will be deemed to be independent unless, within the preceding three years:

  such director has received during any twelve-month period more than $100,000 in direct compensation from the Company or any of its subsidiaries other than: (i) director and committee fees; (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service; and (iii) compensation received for former service as an interim Chairman or Chief Executive Officer or other executive officer; or
  an immediate family member of such director has received during any twelve-month period more than $100,000 in direct compensation from the Company or any of its subsidiaries as a director or executive officer other than: (i) director and committee fees and (ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service.

Commercial Relationships

A director will be deemed to be independent unless:

  such director is a current employee of another company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or
  an immediate family member of such director is a current executive officer of another company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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Charitable Relationships

     A director will be deemed to be independent unless, within the preceding three years such director was an executive officer of a tax-exempt organization that received contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such tax-exempt organization’s consolidated gross revenues; unless the Board determines such relationships not to be material or otherwise consistent with a Director’s independence.

Interlocking Directorates

A director will be deemed to be independent unless, within the preceding three years:

  such director is or was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executive officers at the same time serves or served on that company’s compensation committee; or
  an immediate family member of such director is or was employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executives at the same time serves or served on that company’s compensation committee.

Other Relationships

     For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company and/or is, directly or indirectly, a security holder of the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

     For purposes of the standards set forth above, “immediate family member” means any of such director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law (other than those who are no longer family members as a result of legal separation or divorce, or those who have died or become incapacitated) and anyone (other than a domestic employee) who shares such director’s home. For purposes of the standards set forth above, “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries shall be deemed officers of the Company if they perform such policy-making functions for the Company.

     These standards shall be interpreted in a manner consistent with the New York Stock Exchange Corporate Governance Rules.

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APPENDIX B

AUDIT COMMITTEE CHARTER FOR XL CAPITAL LTD

Purpose

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, including the Company’s system of internal controls, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements, including the Company’s Code of Business Conduct and Ethics and Compliance Program.

     The Audit Committee shall prepare the report required to be included in the Company’s annual proxy statement.

Committee Membership

     The Audit Committee shall consist of no fewer than three members, each of whom shall be financially literate and at least one of whom shall be a “financial expert” as defined in applicable laws, rules or regulations. The members of the Audit Committee shall meet the independence, experience and other requirements of the New York Stock Exchange and any other requirements set forth in applicable laws, rules and regulations. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

     The members of the Audit Committee shall be appointed annually by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board if necessary or appropriate.

Meetings

     The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management (including the CEO and CFO where required by applicable law or otherwise as appropriate), the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

Committee Authority and Responsibilities

     The Audit Committee shall have sole authority to appoint or replace the independent auditor, subject to required shareholder ratification. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

     The Audit Committee shall pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor in accordance with applicable laws, rules and regulations.

     The Audit Committee may form and delegate authority to subcommittees comprising one or more members of the Audit Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

     The Audit Committee shall have the authority to retain independent legal, accounting, actuarial and other advisors, as it determines to be necessary to carry out its duties. The Company will provide for the appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

     The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and re-assess the adequacy of this Charter annually and recommend any proposed changes to the Nominating & Governance Committee and ultimately to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statements, Earnings Releases and Related Disclosure Matters

     1. Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements, including specific disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

     2. Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements, including specific disclosures made in management’s discussion and analysis, prior to the filing of its Quarterly Reports on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

     3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, and any steps adopted in light of material control deficiencies.

     4. Receive, and take any required or appropriate action in relation to, all reports and other communications which the independent auditor is required to make to the Audit Committee, including timely reports concerning: -

a)	all critical accounting policies and practices to be used;

b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c)	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

     5. Discuss with management the Company’s earnings press releases, including the use of “proforma” or “adjusted” non- GAAP information, and financial information filed on Form 8-K, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally by discussing the types of information to be disclosed and the type of presentation to be made.

     6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

     7. Discuss with management, the independent auditor and any external actuary retained by the Company the reserving methodology and process of the Company and the Company’s reserves, together with internal or external reports or studies.

     8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

     9. Review disclosures by the Company’s CEO and CFO in connection with their certifications required under the rules of the New York Stock Exchange and other applicable laws, rules or regulations.

Relationship with Independent Auditor

    10. Review and evaluate the lead partner of the independent auditor team.

    11. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issue raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board and make any recommendations to the Board concerning such matters as the Audit Committee deems advisable.

     12. Ensure the rotation of the lead (or coordinating) audit partner (having primary responsibility for the audit) and the audit partner responsible for reviewing the audit as required by applicable law (i.e., in each case, if such partner has performed audit services for the Company in each of the five previous fiscal years).

     13. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company during the one-year period preceding the date of initiation of the audit.

     14. Discuss with the independent auditor issues on which they consulted with their national office for the Company and matters of audit quality and consistency.

     15. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

     16. Review any significant changes to the audit plan, the results of the audit, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

Internal Audit

     17. Review and approve the Mission Statement & Charter for the internal audit department.

     18. Review the appointment, performance, compensation and replacement of the senior internal auditing executive. The senior internal audit executive shall report directly to the Chairman of the Audit Committee and administratively to the President & CEO.

     19. Review the activities of the Company’s internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan, and summaries of any significant issues raised during the performance of internal audits, including the resolution of recommendations made concerning the Company’s system of internal controls.

     20. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.

     21. Review the effectiveness of the internal audit department, including compliance with The Institute of Internal Auditors’ International Standards for the Professional Practice of Internal Auditing.

Compliance

     22. Obtain from the independent auditor assurance it has complied with the provisions of Section 10A (b) of the Securities Exchange Act of 1934.

     23. Obtain at least annually, or more frequently if appropriate, written reports from the Company’s General Counsel, Compliance Director and the regional compliance officers as to whether the Company and its subsidiary/foreign affiliated entities are in material compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics and Compliance Program.

     24. Advise the Board at least annually, or more frequently if appropriate, with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

     25. Review at least annually, or more frequently if appropriate, with the General Counsel, the Compliance Director and, as appropriate, the regional compliance officers compliance with the Company’s Code of Business Conduct and Ethics, as well as the implementation and effectiveness and the administration, training, monitoring and auditing of the related Compliance Program.

     26. Discuss with the General Counsel, the Compliance Director, other members of management and the independent auditor, as appropriate, any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Risk Management and Internal Controls

     27. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Other committees of the Board may also review such risk assessment and risk management policies.

     28. Discuss with the independent auditor, the senior internal auditing executive and others as appropriate the integrated review of emerging long-term risk trends and review and discuss action plans as appropriate.

     29. Discuss with management and the senior risk management executive the effectiveness of the Company’s enterprise risk management system.

     30. Receive periodic reports from the senior risk management executive on major risks and exposures and actions by management to mitigate risk.

     31. Discuss the Company’s anti-fraud program with management, the senior internal auditing executive and the external auditors and review the implementation of controls to mitigate fraud risks.

     32. Discuss with management, the independent auditor and the senior internal auditing executive the design and effectiveness of the Company’s internal controls.

     33. Discuss with management, the independent auditor and the senior internal auditing executive (a) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses to the Company’s internal controls, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

     34. Discuss with management, the independent auditor and the senior internal auditing executive the internal control report required to be included in the Company’s Annual Report on Form 10-K.

Other Responsibilities

     35. Discuss with the Company’s General Counsel any legal matters that reasonably could have a material impact on the financial statements or the Company’s compliance policies.

     36. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     37. Discuss and provide input to the compensation committee as to management’s performance relating to internal audits performed by the Company’s internal audit department.

     38. Perform such other activities as the Committee or the Board of Directors may from time to time deem necessary or appropriate.

Interpretation

     For the avoidance of doubt, while the Audit Committee has the responsibilities and powers set forth in this Charter, nothing in this Charter should be interpreted as creating any duty or obligation on the part of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Also, nothing herein should be construed as imposing on the Audit Committee responsibility to ensure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics, or to set or determine the adequacy of the Company’s reserves. All such matters are the responsibilities of management and the independent auditor, as appropriate.

PLEASE DETACH PROXY CARD HERE

P R O X Y
XL CAPITAL LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Class A Ordinary Shares of XL Capital Ltd hereby appoints Brian M. O’Hara or, failing him, Kirstin Romann Gould to be its proxy and to vote for the undersigned on all matters arising at the Annual General Meeting of Holders of Class A Ordinary Shares of XL Capital Ltd or any adjournment thereof, and to represent the undersigned at such meeting or any adjournment thereof to be held on April 28, 2006 in Hamilton, Bermuda.

THE SHARES REPRESENTED HEREBY WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED HEREIN. IF NO INSTRUCTION IS GIVEN,THE SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2 ON THE REVERSE HEREOF, ALL SAID ITEMS BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING, DATED AS OF MARCH 24, 2006, AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

(Continued, and to be marked, dated and signed, on the other side)

SEE REVERSE SIDE

2006 Annual General Meeting April 28, 2006 Hamilton, Bermuda

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE

This method is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-786-5337, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your Proxy Card ready, then follow the pre-recorded instructions. Available until 5 p.m. Eastern Time on Thursday, April  27,  2006.

INTERNET

Visit the Internet website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available until 5 p.m. Eastern Time on Thursday, April 27, 2006.

MAIL Simply complete, sign and date your Proxy Card and return it in the postage-paid envelope. If you are delivering your proxy by telephone or the Internet, please do not mail your Proxy Card.

COMPANY NUMBER	CONTROL NUMBER

TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE

[X]	Please mark your vote as indicated in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. To elect the following three Nominees as Class II			2.	To ratify the appointment of PricewaterhouseCoopers LLP, New York, New York to act as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006	FOR	AGAINST	ABSTAIN
Directors to hold office until 2009:	FOR all nominees	WITHHOLD			[ ]	[ ]	[ ]
	listed (except as	AUTHORITY
	marked to the	to vote for all
(1) Dale R. Comey	contrary)	nominees
(2) Brian M. O’Hara
(3) John T. Thornton	[ ]	[ ]

INSTRUCTION: To withhold authority to vote for any nominee listed, write that nominee’s name in the space provided below:	3.	In their discretion, upon other matters that may properly come before the meeting or any adjournments thereof.	FOR	AGAINST	ABSTAIN
			[ ]	[ ]	[ ]

Date ___________________________________________________, 2006

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer, or in a fiduciary capacity, please indicate the capacity in which you are signing.